Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-255302 and 333-255302-03

PROSPECTUS

May Offer—

$90,000,000,000

Citigroup Global Markets Holdings Inc.

Debt Securities

Payments Due from Citigroup Global Markets Holdings Inc.

Fully and Unconditionally Guaranteed by

Citigroup Inc.

Citigroup Global Markets Holdings Inc. (“Citigroup Global Markets Holdings”) will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus, the accompanying prospectus supplement and any applicable pricing supplement carefully before you invest. Citigroup Global Markets Holdings may offer and sell these securities to or through one or more underwriters, dealers and agents, including Citigroup Global Markets Inc., a broker-dealer affiliate of Citigroup Global Markets Holdings and Citigroup Inc. (“Citigroup”), or directly to purchasers, on a continuous or delayed basis.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are unsecured obligations of Citigroup Global Markets Holdings Inc., and the guarantee of these securities is an unsecured obligation of Citigroup Inc. These securities, and the guarantee of these securities by Citigroup Inc., are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality.

The date of this prospectus is May 11, 2021.

PROSPECTUS SUMMARY

This summary provides a brief overview of the key aspects of Citigroup Global Markets Holdings, Citigroup and all material terms of the offered securities that are known as of the date of this prospectus. For a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus, which explains the general terms of the securities that Citigroup Global Markets Holdings may offer;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” beginning on page 4 for information on Citigroup, including its financial statements.

Citigroup Inc.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a broad, yet focused, range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup currently operates, for management reporting purposes, via two primary business segments: Global Consumer Banking and Institutional Clients Group, with the remaining operations in Corporate/Other. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Citibanamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup’s principal executive office is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 559-1000.

References in this prospectus to “Citigroup” or the “Guarantor” are to Citigroup Inc., and not any of its subsidiaries, unless the context indicates otherwise.

Citigroup Global Markets Holdings Inc.

Citigroup Global Markets Holdings Inc. is a holding company primarily engaged in full-service investment banking and securities brokerage business through its U.S. and foreign broker-dealer subsidiaries. Citigroup Global Markets Holdings is a wholly-owned subsidiary of Citigroup Inc.

Citigroup Global Markets Holdings’ principal executive office is located at 388 Greenwich Street, New York, New York 10013 and its telephone number is (212) 559-1000.

References in this prospectus to “Citigroup Global Markets Holdings,” “we,” “our” or “us” are to Citigroup Global Markets Holdings Inc., and not any of its subsidiaries, unless the context indicates otherwise.

The Securities Citigroup Global Markets Holdings May Offer

Citigroup Global Markets Holdings may use this prospectus to offer debt securities. A prospectus supplement and/or pricing supplement will describe the specific types, amounts, prices and detailed terms of, and important United States federal income tax considerations in respect of, any of the offered securities.

Debt Securities

Debt securities are guaranteed unsecured and unsubordinated general obligations of Citigroup Global Markets Holdings. The debt securities include Citigroup Global Markets Holdings’ notes, debt and guarantees and any other debt for money borrowed that is not subordinated.

The debt securities will be issued under a senior debt indenture between Citigroup Global Markets Holdings, Citigroup, as guarantor, and The Bank of New York Mellon, as trustee. Below are summaries of the general features of the debt securities from this indenture, unless otherwise specified in connection with a particular offering. For a more detailed description of these features, see “Description of Debt Securities” below. You are also encouraged to read the indenture, which is included or incorporated by reference in Citigroup Global Markets Holdings’ registration statement of which this prospectus forms a part, Citigroup’s most recent Annual Report on Form 10-K, Citigroup’s Quarterly Reports on Form 10-Q filed after its most recent Annual Report on Form 10-K and Citigroup’s Current Reports on Form 8-K filed after the period covered by Citigroup’s most recent Annual Report on Form 10-K. You can receive copies of these documents by following the directions on page 5.

General Indenture Provisions that Apply to the Debt Securities

•

The indenture does not limit the amount of debt that Citigroup Global Markets Holdings and Citigroup may issue or provide holders any protection should there be a highly leveraged transaction involving Citigroup Global Markets Holdings or Citigroup, although it does limit Citigroup Global Markets Holdings’ and Citigroup’s ability to pledge the stock of any subsidiary that meets the financial thresholds in the indenture. These thresholds are described below under “Description of Debt Securities — Covenants.”

•	The indenture allows for different types of debt securities, including indexed securities, to be issued in series.

•

The indenture allows Citigroup Global Markets Holdings and Citigroup to merge or to consolidate with another company or sell all or substantially all of its assets to another company or to one or more of its subsidiaries. If any of these events occur with another company, the other company generally would be required to assume Citigroup Global Markets Holdings’ and Citigroup’s responsibilities for the debt. Unless the transaction resulted in a default, Citigroup Global Markets Holdings and Citigroup would be released from all liabilities and obligations under the debt securities when the other company assumed its responsibilities.

•

The indenture provides that holders of a majority of the total principal amount of the debt securities outstanding in any series that, in each case, are affected by such change, may vote to change Citigroup Global Markets Holdings’ and Citigroup’s obligations or your rights concerning those securities. However, changes to the financial terms of that security, including changes in the payment of principal or interest on that security or, except in certain circumstances, the currency of payment, cannot be made unless every holder affected consents to the change.

•

Citigroup Global Markets Holdings and Citigroup may satisfy their respective obligations under the debt securities or be released from their respective obligations to comply with certain limitations at any time by depositing sufficient amounts of cash and/or government securities with the trustee to pay Citigroup Global Markets Holdings’ obligations under the particular securities when due.

•

The indenture governs the actions of the trustee with regard to the debt securities, including when the trustee is required to give notices to holders of the securities and when lost or stolen debt securities may be replaced.

•	Citigroup provides a full and unconditional guarantee of the debt securities for the benefit of the holders, from time to time, of such debt securities.

Events of Default and Defaults

The events of default specified in the indenture include:

•	failure by Citigroup Global Markets Holdings or Citigroup to pay principal for 30 days;

•	failure by Citigroup Global Markets Holdings or Citigroup to pay required interest for 30 days;

•	failure by Citigroup Global Markets Holdings or Citigroup to make a required scheduled installment payment to a sinking fund for 30 days;

•	failure by Citigroup Global Markets Holdings to perform other covenants for 90 days after notice;

•	certain events of insolvency or bankruptcy of Citigroup Global Markets Holdings, whether voluntary or not; and

•	any additional events as may be set forth in the applicable prospectus supplement.

Events of bankruptcy or insolvency or resolution proceedings relating to Citigroup will not constitute an event of default with respect to any series of debt securities. Similarly, any breach of a covenant in the indenture by Citigroup (other than payment default) will not constitute an event of default with respect to any series of debt securities. See “Description of Debt Securities — Events of Default and Defaults.” Moreover, it will not constitute an event of default with respect to any series of debt securities if the guarantee of the debt security by Citigroup ceases to be in full force and effect for any reason.

Remedies

If there were an event of default, the trustee or holders of 25% of the principal amount of debt securities outstanding in a series could demand that the principal be paid immediately. However, holders of a majority in principal amount of the securities in that series could rescind that acceleration of the debt securities.

Use of Proceeds

Citigroup Global Markets Holdings will use the net proceeds it receives from any offering of these securities for general corporate purposes, which may include funding its or Citigroup’s operating units and subsidiaries, financing possible acquisitions or business expansion and refinancing or extending the maturity of existing debt obligations. Citigroup Global Markets Holdings may use a portion of the proceeds from the sale of indexed notes to hedge its exposure to payments that it may have to make on such indexed notes as described below under “Use of Proceeds and Hedging.”

Plan of Distribution

Citigroup Global Markets Holdings may sell the offered securities in any of the following ways:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

The prospectus supplement and/or pricing supplement will explain the ways Citigroup Global Markets Holdings sells specific securities, including the names of any underwriters and details of the pricing of the securities, as well as the commissions, concessions or discounts Citigroup Global Markets Holdings is granting the underwriters, dealers or agents.

If Citigroup Global Markets Holdings uses underwriters in any sale, the underwriters will buy the securities for their own account and may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities, in accordance with applicable law.

Citigroup Global Markets Holdings expects that the underwriters for any offering will include one or more of its broker-dealer affiliates, including Citigroup Global Markets Inc. These broker-dealer affiliates also expect to offer and sell previously issued offered securities as part of their business, and may act as a principal or agent in such transactions. Citigroup Global Markets Holdings or any of its affiliates may use this prospectus and the related prospectus supplements and pricing supplements in connection with these activities. Offerings in which Citigroup Global Markets Holdings’ broker-dealer affiliates participate will conform with the requirements set forth in Rule 5121 of the Financial Industry Regulatory Authority, Inc. addressing conflicts of interest when distributing the securities of an affiliate. See below under “Plan of Distribution.”

Where You Can Find More Information

As required by the Securities Act of 1933, Citigroup Global Markets Holdings and Citigroup filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from the SEC’s web site at http://www.sec.gov. Such documents, reports and information are also available on Citigroup’s website: https://www.citigroup.com/citi/investor/sec.htm. Information on Citigroup’s website does not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows Citigroup to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that Citigroup files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. Citigroup incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (File No. 1-09924):

•	Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 26, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, filed on May 6, 2021;

•

Current Reports on Form 8-K filed on January  15, 2021 (to the extent filed with the SEC), January  28, 2021, February  12, 2021, February  18, 2021, March  19, 2021, March  19, 2021, April  15, 2021 (to the extent filed with the SEC), April 29, 2021, May 4, 2021, May 4, 2021 and May 4, 2021;

•	Definitive Proxy Statement on Schedule 14A, filed on March 17, 2021; and

•	Current Report on Form 8-K, dated May 11, 2009, describing Citigroup’s common stock, including any amendments or reports filed for the purpose of updating such description.

In no event, however, will any of the information that Citigroup furnishes to, pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than files with, the SEC be incorporated by reference or otherwise be included herein, unless such information is expressly incorporated herein by a reference in such furnished Current Report on Form 8-K or other furnished document.

All documents filed by Citigroup specified in Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the date the broker-dealer subsidiaries of Citigroup stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning Citigroup at the following address:

Citigroup Fixed Income Investor Relations

388 Greenwich Street

New York, NY 10013

(212) 559-5091 (tel.)

Email: fixedincomeir@citi.com

You should rely only on the information provided in this prospectus, the prospectus supplement and any applicable pricing supplement, as well as the information incorporated by reference. We have not authorized anyone else to provide you with different information, and we take no responsibility for any information that others may give you. Neither Citigroup Global Markets Holdings nor Citigroup is making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement, any applicable pricing supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, the accompanying prospectus supplement and in other information incorporated by reference in this prospectus are “forward-looking statements” within the meaning of the rules and regulations of the U.S. Securities and Exchange Commission. Generally, forward-looking statements are not based on historical facts but instead represent Citigroup’s and its management’s beliefs regarding future events. Such statements may be identified by words such as believe, expect, anticipate, intend, estimate, may increase, may fluctuate, target and illustrative, and similar expressions or future or conditional verbs such as will, should, would and could.

Such statements are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances. Actual results and capital and other financial conditions may differ materially from those included in these statements due to a variety of factors, including without limitation the precautionary statements included in this prospectus and the accompanying prospectus supplement, and the factors and uncertainties summarized under “Forward-Looking Statements” in Citigroup’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q and the factors listed and described under “Risk Factors” in Citigroup’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Precautionary statements included in such filings should be read in conjunction with this prospectus and the accompanying prospectus supplement. Any forward-looking statements made by or on behalf of Citigroup speak only as to the date they are made, and Citigroup does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made.

CITIGROUP INC.

Citigroup Inc. is a global diversified financial services holding company whose businesses provide consumers, corporations, governments and institutions with a broad, yet focused range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, trade and securities services and wealth management. Citigroup has approximately 200 million customer accounts and does business in more than 160 countries and jurisdictions. Citigroup currently operates, for management reporting purposes, via two primary business segments: Global Consumer Banking and Institutional Clients Group, with the remaining operations in Corporate/Other. Its businesses conduct their activities across the North America, Latin America, Asia and Europe, Middle East and Africa regions. Citigroup’s principal subsidiaries are Citibank, N.A., Citigroup Global Markets Inc. and Grupo Financiero Citibanamex, S.A. de C.V., each of which is a wholly owned, indirect subsidiary of Citigroup. Citigroup was incorporated in 1988 under the laws of the State of Delaware as a corporation with perpetual duration.

Citigroup is a holding company and services its obligations primarily by earnings from its operating subsidiaries. Citigroup may augment its capital through issuances of common stock, noncumulative perpetual preferred stock and equity issued through awards under employee benefits plans, among other issuances. Citigroup and Citigroup’s subsidiaries that operate in the banking and securities businesses can only pay dividends if they are in compliance with the applicable regulatory requirements imposed on them by federal and state bank regulatory authorities and securities regulators. Citigroup’s subsidiaries may be party to credit agreements that also may restrict their ability to pay dividends. Citigroup currently believes that none of these regulatory or contractual restrictions on the ability of its subsidiaries to pay dividends will affect Citigroup’s ability to service its own debt. Citigroup must also maintain the required capital levels of a bank holding company. Under capital regulations, Citigroup must submit a capital plan, subjected to stress testing, to the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and have its stress capital buffer determined annually, before it may pay dividends on its stock.

Citigroup is required under Title I of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and the rules promulgated by the FDIC and Federal Reserve to periodically submit a plan for Citigroup’s rapid and orderly resolution under the U.S. Bankruptcy Code in the event of material financial distress or failure. On December 17, 2019, the Federal Reserve and FDIC issued feedback on the resolution plans filed on July 1, 2019 by the eight U.S. Global Systemically Important Banks, including Citigroup. The Federal Reserve and FDIC identified one shortcoming, but no deficiencies, in Citigroup’s resolution plan relating to governance mechanisms. Based on regulatory changes effective December 31, 2019, Citigroup’s July 2021 resolution plan submission will be a “targeted” resolution plan, only including a subset of the information of a full resolution plan, as identified by the Federal Reserve and FDIC. Citigroup will alternate between a submitting a full resolution plan and a targeted resolution plan on a biennial cycle. On July 1, 2020, the Federal Reserve and FDIC provided information to the eight largest domestic banking organizations, including Citigroup, required to be included in the targeted resolution plans due on July 1, 2021. For additional information on Citigroup’s resolution plan submissions, see “Managing Global Risk—Liquidity Risk—Resolution Plan” in Citigroup’s most recent Annual Report on Form 10-K. Citigroup’s preferred resolution strategy is “single point of entry” under the U.S. Bankruptcy Code.

Under Citigroup’s preferred “single point of entry” resolution plan strategy, only Citigroup, the parent holding company, would enter into bankruptcy, while Citigroup’s material legal entities (as defined in the public section of its 2019 resolution plan, which can be found on the Federal Reserve and FDIC’s websites) would remain operational and outside of any resolution or insolvency proceedings. Citigroup believes its resolution plan has been designed to minimize the risk of systemic impact to the U.S. and global financial systems, while maximizing the value of the bankruptcy estate for the benefit of Citigroup’s creditors, including the holders of the securities being offered by this prospectus. In addition, in line with the Federal Reserve’s final total loss-absorbing capacity rule, Citigroup believes it has developed the resolution plan so that Citigroup’s shareholders and unsecured creditors—including the holders of the securities being offered by this prospectus—bear any losses resulting from Citigroup’s bankruptcy. Accordingly, any value realized by holders of the holders of the securities being offered by this prospectus may not be sufficient to repay the amounts owed to such debt holders in the event of a bankruptcy or other resolution proceeding of Citigroup. Claims of holders of the debt securities offered by this prospectus and other debt securities of Citigroup would have a junior position to the claims of creditors of Citigroup’s subsidiaries and to the claims of priority (as determined by statute) and secured creditors of Citigroup. Accordingly, in a resolution of Citigroup under Chapter 11 of the U.S. Bankruptcy Code, holders of the debt securities offered by this prospectus and other debt securities of Citigroup would realize value only to the extent available to Citigroup as a shareholder of its subsidiaries, and only after any claims of priority and secured creditors of Citigroup have been fully repaid. If Citigroup were to enter into a resolution, none of Citigroup, the Federal Reserve or the FDIC is obligated to follow Citigroup’s preferred resolution strategy under its resolution plan.

As previously disclosed, in response to feedback received from the Federal Reserve and FDIC, Citigroup took the following actions:

(i)	Citicorp LLC (“Citicorp”), an existing wholly owned subsidiary of Citigroup, was established as an intermediate holding company for certain of Citigroup’s operating material legal entities;

(ii)

Citigroup executed an inter-affiliate agreement with Citicorp, Citigroup’s operating material legal entities and certain other affiliated entities pursuant to which Citicorp is required to provide liquidity and capital support to Citigroup’s operating material legal entities in the event Citigroup were to enter bankruptcy proceedings (the “Citi Support Agreement”);

(iii)	pursuant to the Citi Support Agreement:

•

Citigroup made an initial contribution of assets, including certain high-quality liquid assets and inter-affiliate loans (“Contributable Assets”), to Citicorp, and Citicorp became the business as usual funding vehicle for Citigroup’s operating material legal entities;

•

Citigroup will be obligated to continue to transfer Contributable Assets to Citicorp over time, subject to certain amounts retained by Citigroup to, among other things, meet Citigroup’s near-term cash needs;

•	in the event of a Citigroup bankruptcy, Citigroup will be required to contribute most of its remaining assets to Citicorp; and

(iv)	the obligations of both Citigroup and Citicorp under the Citi Support Agreement, as well as the Contributable Assets, are secured pursuant to a security agreement.

The Citi Support Agreement provides two mechanisms, besides Citicorp’s issuing of dividends to Citigroup, pursuant to which Citicorp will be required to transfer cash to Citigroup during business as usual so that Citigroup can fund its debt service as well as other operating needs: (i) one or more funding notes issued by Citicorp to Citigroup and (ii) a committed line of credit under which Citicorp may make loans to Citigroup.

In addition to Citigroup’s required resolution plan under Title I of the Dodd-Frank Act, Title II of the Dodd- Frank Act grants the FDIC the authority, under certain circumstances, to resolve systemically important financial institutions, including Citigroup. This resolution authority is commonly referred to as the FDIC’s “orderly liquidation authority.” Under the FDIC’s stated preferred “single point of entry” strategy for such resolution, the bank holding company (Citigroup) would be placed in receivership; the unsecured long-term debt and shareholders of the parent holding company would bear any losses; the FDIC would use its power to create a “bridge entity” for Citigroup; transfer the systemically important and viable parts of its business, principally the stock of Citigroup’s main operating subsidiaries and any intercompany claims against such subsidiaries, to the bridge entity; and recapitalize the operating subsidiaries using assets of Citigroup that have been transferred to the bridge entity and exchange external debt claims against Citigroup for equity in the bridge entity. Under this Title II resolution strategy, the value of the stock of the bridge entity that would be redistributed to holders of the debt securities offered by use of this prospectus and other debt securities of Citigroup may not be sufficient to repay all or part of the principal amount and interest on the debt securities and those other securities. Any of the securities being offered by this prospectus may be fully subordinated to interests held by the U.S. government in the event of a receivership, insolvency, liquidation or similar proceeding with respect to Citigroup, including a proceeding under the “orderly liquidity authority” provisions of the Dodd-Frank Act. To date, the FDIC has not formally adopted a single point of entry resolution strategy and it is not obligated to follow such a strategy in a Title II resolution of Citigroup.

Under the regulations of the Federal Reserve, a bank holding company is expected to act as a source of financial strength for its subsidiary banks. As a result of this regulatory policy, the Federal Reserve might require Citigroup to commit resources to its subsidiary banks even if doing so is not otherwise in the interests of Citigroup or its shareholders or creditors.

Under the terms of the Indenture, a Citigroup bankruptcy, insolvency or resolution proceeding will not constitute an event of default with respect to any series of debt securities issued by Citigroup Global Markets Holdings. Moreover, it will not constitute an event of default with respect to any series of Citigroup Global Markets Holdings debt securities if the guarantee of the debt securities by Citigroup ceases to be in full force and effect for any reason, including Citigroup’s insolvency or resolution. Should the Citigroup guarantee no longer be in effect, Citigroup Global Markets Holdings will become the sole obligor under its debt securities, and there can be no assurance that it would be able to continue to meet its obligations under the debt securities.

In the event that Citigroup Global Markets Holdings also enters bankruptcy, at the time of Citigroup’s bankruptcy filing or at a later time, holders of debt securities issued by Citigroup Global Markets Holdings would be unsecured creditors of Citigroup in respect of the Citigroup guarantee and, accordingly, cannot be assured that the Citigroup guarantee would protect them against losses resulting from a Citigroup Global Markets Holdings’ default.

Institutional Clients Group (“ICG”) provides corporate, institutional, public sector and high-net-worth clients around the world with a full range of wholesale banking products and services, including fixed income and equity sales and trading, foreign exchange, prime brokerage, derivative services, equity and fixed income research, corporate lending, investment banking and advisory services, private banking, cash management, trade finance and securities services. ICG transacts with clients in both cash instruments and derivatives, including fixed income, foreign currency, equity and commodity products.

ICG revenue is generated primarily from fees and spreads associated with these activities. ICG earns fee income for assisting clients with transactional services and clearing and providing brokerage and investment banking services and other such activities. Revenue generated from these activities is recorded in Investment banking and Commissions and fees. Revenue is also generated from assets under custody and administration, which is primarily recorded in Administration and other fiduciary fees. In addition, as a market maker, ICG facilitates transactions, including holding product inventory to meet client demand, and earns the differential between the price at which it buys and sells the products. These price differentials and the unrealized gains and losses on the inventory are recorded in Principal transactions. Other primarily includes realized gains and losses on available-for-sale debt securities, gains and losses on equity securities not held in trading accounts and other non-recurring gains and losses. Interest income earned on assets held, less interest paid on long- and short-term debt and to customers on deposits, is recorded as Net interest revenue.

The amount and types of Markets revenues are impacted by a variety of interrelated factors, including market liquidity; changes in market variables such as interest rates, foreign exchange rates, equity prices, commodity prices and credit spreads, as well as their implied volatilities; investor confidence; and other macroeconomic conditions. Assuming all other market conditions do not change, increases in client activity levels or bid/offer spreads generally result in increases in revenues. However, changes in market conditions can significantly impact client activity levels, bid/offer spreads and the fair value of product inventory. For example, a decrease in market liquidity may increase bid/offer spreads, decrease client activity levels and widen credit spreads on product inventory positions.

ICG’s international presence is supported by trading floors in approximately 80 countries and a proprietary network in 96 countries and jurisdictions. At December 31, 2020, ICG had $1.7 trillion in assets and $924 billion in deposits, while two of its businesses—securities services and issuer services—managed $24.0 trillion and $20.3 trillion in assets under custody as of December 31, 2020 and 2019, respectively.

The principal office of Citigroup is located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 559-1000.

CITIGROUP GLOBAL MARKETS HOLDINGS INC.

Citigroup Global Markets Holdings Inc., operating through its subsidiaries, engages in full-service investment banking and securities brokerage business. As used in this description, Citigroup Global Markets Holdings and the Company refer to Citigroup Global Markets Holdings Inc. and its consolidated subsidiaries. Citigroup Global Markets Holdings operates in the ICG segment.

The principal offices of Citigroup Global Markets Holdings are located at 388 Greenwich Street, New York, New York 10013, and its telephone number is (212) 559-1000. Citigroup Global Markets Holdings was incorporated in New York on February 23, 1977 and is the successor to Salomon Smith Barney Holdings Inc., a Delaware corporation, following a statutory merger effective on July 1, 1999, for the purpose of changing its state of incorporation. On April 7, 2003, Citigroup Global Markets Holdings filed a Restated Certificate of Incorporation in the State of New York changing its name from Salomon Smith Barney Holdings Inc. to Citigroup Global Markets Holdings Inc.

USE OF PROCEEDS AND HEDGING

General.    Citigroup Global Markets Holdings will use the proceeds it receives from the sale of the offered securities for general corporate purposes, which may include:

•	funding the business of its operating units and the operating units of Citigroup and its subsidiaries;

•	funding investments in, or extensions of credit or capital contributions to, its and Citigroup’s subsidiaries;

•	financing possible acquisitions or business expansion; and

•	lengthening the average maturity of liabilities, which means that it could reduce its short-term liabilities or refund maturing indebtedness.

Citigroup Global Markets Holdings expects to incur additional indebtedness in the future to fund its businesses. Citigroup Global Markets Holdings or one or more affiliates may enter into a derivative or other transaction in connection with the sale of the offered securities and may earn additional income from that transaction.

Use of Proceeds Relating to Indexed Notes.    Citigroup Global Markets Holdings or one or more of its affiliates may use all or some of the proceeds received from the sale of indexed notes to purchase or maintain positions in the underlying assets. Citigroup Global Markets Holdings or one or more of its affiliates may also purchase or maintain positions in options, futures contracts, forward contracts or swaps, or options on the foregoing, or other derivative or similar instruments relating to the relevant index or underlying assets. Citigroup Global Markets Holdings may also use the proceeds to pay the costs and expenses of hedging any currency, interest rate or other index-related risk relating to such indexed notes.

Citigroup Global Markets Holdings expects that it or one or more of its affiliates will increase or decrease their initial hedging position over time using techniques which help evaluate the size of any hedge based upon a variety of factors affecting the value of the underlying instrument. These factors may include the history of price changes in that underlying instrument and the time remaining to maturity. Citigroup Global Markets Holdings or one or more of its affiliates may take long or short positions in the index, the underlying assets, options, futures contracts, forward contracts, swaps, or options on the foregoing, or other derivative or similar instruments related to the index or the underlying assets. These other hedging activities may occur from time to time before the indexed notes mature and will depend on market conditions and the value of the index and the underlying assets.

In addition, Citigroup Global Markets Holdings or one or more of its affiliates may purchase or otherwise acquire a long or short position in indexed notes from time to time and may, in their sole discretion, hold, resell, exercise, cancel or retire such offered securities. Citigroup Global Markets Holdings or one or more of its affiliates may also take hedging positions in other types of appropriate financial instruments that may become available in the future.

If Citigroup Global Markets Holdings or one or more of its affiliates has a long hedge position in, or options, futures contracts or swaps or options on the foregoing, or other derivative or similar instruments related to, the index or underlying assets, Citigroup Global Markets Holdings or one or more of its affiliates may liquidate all or a portion of its holdings at or about the time of the maturity or earlier redemption or repurchase of, or the payment of any indexed interest on, the indexed notes. The aggregate amount and type of such positions are likely to vary over time depending on future market conditions and other factors. Since the hedging activities described in this section involve risks and may be influenced by a number of factors, it is possible that Citigroup Global Markets Holdings or one or more of its affiliates may receive a profit from the hedging activities, even if the market value of the indexed notes declines. Citigroup Global Markets Holdings is only able to determine profits or losses from any such position when the position is closed out and any offsetting position or positions are taken into account.

Citigroup Global Markets Holdings has no reason to believe that its hedging activities, as well as those of its affiliates, will have a material impact on the price of such options, futures contracts, forward contracts, swaps, options on the foregoing, or other derivative or similar instruments, or on the value of the index or the underlying assets. However, Citigroup Global Markets Holdings cannot guarantee you that its hedging activities, as well as those of its affiliates, will not affect such prices or values. Citigroup Global Markets Holdings will use the remainder of the proceeds from the sale of indexed notes for the general corporate purposes described above.

EUROPEAN MONETARY UNION

The foreign currencies in which debt securities may be denominated or by which amounts due on the offered securities may be calculated could be issued by countries that are member states of the European Union that have adopted or adopt the single Euro currency in accordance with the Treaty establishing the European Community (as that Treaty is amended from time to time) (the “Participating Member States”).

The current Participating Member States are: Austria, Belgium, Bulgaria, Croatia, Cyprus, Czechia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, the Netherlands, Poland, Portugal, Romania, Slovakia, Slovenia, Spain and Sweden. Other member states of the European Union may also become participating member states of the single Euro currency.

DESCRIPTION OF DEBT SECURITIES

The debt securities offered by this prospectus will be guaranteed unsecured and unsubordinated obligations of Citigroup Global Markets Holdings. The debt securities will be issued under a senior debt indenture dated as of March 8, 2016 and supplemented from time to time. The senior debt indenture, as amended, is sometimes referred to in this prospectus as the “indenture.” The senior debt indenture (or form thereof) has been filed with the SEC and is included in the registration statement on Form S-3 under the Securities Act of 1933, as amended, of which this prospectus forms a part. In the event of (i) any conflict between a provision of the senior debt indenture and the Trust Indenture Act of 1939, as amended (the “TIA”) or (ii) the omission of a provision required to be included in the senior debt indenture by the TIA, the TIA will control.

The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement and/or pricing supplement. Copies of the indenture may be obtained from Citigroup Global Markets Holdings, Citigroup or the trustee. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statements in this prospectus are qualified by that reference. If any debt securities are to be issued under an indenture having terms that differ from those described below, the terms of such indenture will be as described in the applicable supplement for the offering of such debt securities.

As used in this prospectus, the term “supplement” means either a prospectus supplement or a pricing supplement, as applicable.

Unless otherwise specified in connection with a particular offering of debt securities, the trustee under the indenture will be The Bank of New York Mellon. Citigroup Global Markets Holdings has appointed Citibank, N.A. to act as registrar and paying agent under the indenture.

General

The indenture provides that unsecured senior debt securities of Citigroup Global Markets Holdings, the payment on which is fully and unconditionally guaranteed by Citigroup, may be issued in one or more series, with different terms, in each case as authorized from time to time by Citigroup Global Markets Holdings. Citigroup Global Markets Holdings also has the right to “reopen” a previous issue of a series of debt securities by issuing additional debt securities of such series.

United States federal income tax consequences and other special considerations applicable to any debt securities issued by Citigroup Global Markets Holdings at a discount or a premium will be described in the applicable supplement.

Because Citigroup is a holding company, the claims of creditors of Citigroup’s subsidiaries will have a priority over Citigroup’s equity rights and the rights of Citigroup’s creditors, including the holders of debt securities, to participate in the assets of Citigroup’s subsidiaries (other than Citigroup Global Markets Holdings) upon any subsidiary’s liquidation. Similarly, because Citigroup Global Markets Holdings is also a holding company, the claims of creditors of Citigroup Global Markets Holdings’ subsidiaries will have a priority over Citigroup Global Markets Holdings’ equity rights and the rights of Citigroup Global Markets Holdings’ creditors, including the holders of debt securities, to participate in the assets of Citigroup Global Markets Holdings’ subsidiaries upon any subsidiary’s liquidation.

The applicable supplement relating to any offering of debt securities will describe the following terms, where applicable:

•	the title of the debt securities;

•	the indenture under which the debt securities are being issued;

•	the total principal amount of the debt securities;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	the interest rate or the method of computing the interest rate;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

•	the place or places where payments on the debt securities may be made and the place or places where the debt securities may be presented for registration of transfer or exchange;

•	if other than in U.S. dollars, the currency or currency unit in which payment will be made;

•	if the debt securities will be issued in other than book-entry only form;

•	the identification of or method of selecting any calculation agents, exchange rate agents, or any other agents for the debt securities;

•	any provisions for the discharge of our obligations relating to the debt securities by the deposit of funds or U.S. government obligations;

•	any provisions relating to the extension or renewal of the maturity date of the debt securities;

•

if the amount of any payment may be determined with reference to an index or formula based on a currency or currency unit other than that in which the debt securities are payable, the manner in which the amounts will be determined;

•

if the amount of any payment may be determined with reference to an index or formula based on securities, commodities, intangibles, articles or goods, or any other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstance, the manner in which the amount will be determined;

•

if any payments may be made at the election of Citigroup Global Markets Holdings or a holder of debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable, the periods within which, and the terms upon which, such election may be made;

•	the terms and conditions on which the debt securities may be redeemed at the option of Citigroup Global Markets Holdings;

•	any obligation of Citigroup Global Markets Holdings to redeem, purchase or repay the debt securities at the option of a holder and the terms and conditions of redemption, purchase or repayment;

•	if other than the principal amount, the portion of the principal amount of the debt securities payable if the maturity is accelerated;

•	the date of any global security if other than the original issuance of the first debt security to be issued;

•	any material provisions of the indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities (Section 3.01).

The terms on which debt securities may be convertible into or exchangeable for common stock or other securities of any kind will be set forth in the supplement relating to such offering. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at the option of Citigroup Global Markets Holdings. The terms may include provisions pursuant to which the number of shares of common stock or other securities to be received by the holders of such debt securities may be adjusted.

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities are not subject to any sinking fund.

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in U.S. dollars will be issued only in denominations of $1,000 and whole multiples of $1,000 in excess thereof (Section 2.01). The supplement relating to debt securities denominated in a foreign currency will specify the denomination of such debt securities.

The currency for payment for book-entry debt securities denominated in a foreign currency will be specified in the applicable supplement. However, when interests in such debt securities are held through The Depository Trust Company (“DTC”), all payments in respect of such debt securities will be made in U.S. dollars. See “— Book-Entry Procedures and Settlement” and “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversions” below.

Citigroup Global Markets Holdings may, without notice to or consent of the holders or beneficial owners of a series of debt securities, issue additional debt securities having the same ranking, interest rate, maturity and other terms as the debt securities initially issued. Any such debt securities could be considered part of the same series of debt securities under the indenture as the debt securities initially issued.

The debt securities will be issued only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “— Book-Entry Procedures and Settlement.”

Unless otherwise specified in connection with a particular offering of debt securities, the debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal trust office of the registrar maintained for such purpose in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but Citigroup Global Markets Holdings may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.06).

Unless otherwise specified in connection with a particular offering of debt securities denominated in a foreign currency, a fiscal agency agreement will be entered into in relation to the debt securities between

Citigroup Global Markets Holdings and Citibank, N.A., London Branch, as registrar, fiscal agent and principal paying agent. The terms “registrar,” “fiscal agent,” and “principal paying agent” shall include any successors appointed from time to time in accordance with the provisions of the fiscal agency agreement, and any reference to an “agent” or “agents” shall mean any or all (as applicable) of such persons. The holders of the debt securities are bound by, and are deemed to have notice of, the provisions of the fiscal agency agreement. Unless otherwise specified in connection with a particular offering of debt securities, copies of the fiscal agency agreement are available for inspection during usual business hours at the principal office of Citibank, N.A., London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London, England.

Payments of Principal and Interest

Payments of principal and interest on debt securities issued in book-entry form will be made as described below under “— Book-Entry Procedures and Settlement.” Payments of principal and interest on debt securities issued in definitive form, if any, will be made as described below under “— Definitive Notes and Paying Agents.”

Interest on the debt securities will be paid on the dates specified in connection with a particular offering of debt securities (each, an “interest payment date”). If an interest payment date for a fixed rate note or the maturity date or redemption date of the debt securities falls on a day that is not a Business Day, the payment due on such interest payment date or on the maturity date or redemption date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, if an interest payment date for a floating rate note falls on a day that is not a Business Day, such interest payment date will be the next following Business Day unless that day falls in the next calendar month, in which case the interest payment date will be the first preceding Business Day.

Unless otherwise specified in connection with a particular offering of debt securities, all payments of interest on the debt securities will be made to the persons in whose names the notes are registered at the close of business on the Business Day preceding an interest payment date.

Interest on the debt securities will be paid on the dates specified in connection with each particular offering of debt securities. Unless otherwise specified in connection with a particular offering of debt securities, in this section, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business (a) in New York, in the case of U.S. dollar-denominated debt securities; (b) in New York, London and Tokyo, in the case of Yen-denominated debt securities; and (c) in New York and London and which is also a TARGET business day (“TARGET”), in the case of Euro-denominated debt securities. A “TARGET business day” is a day on which TARGET 2 is open for the settlement of payment in Euro, and “TARGET 2” is the Trans- European Automated Real-Time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007. Unless otherwise specified in connection with a particular offering of debt securities, in the case of Canadian dollar-denominated debt securities, “Business Day” shall mean any Toronto business day which is a day on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign currency deposits and foreign exchange) in Toronto.

If a date for payment of interest or principal on the debt securities falls on a day that is not a business day in the place of payment, such payment will be made on the next succeeding business day in such place of payment as if made on the date the payment was due. No interest will accrue on any amounts payable for the period from and after the due date for payment of such principal or interest.

Interest Rate Determination

Fixed Rate Notes

Unless otherwise specified in connection with a particular offering of debt securities, each fixed rate note will bear interest from its original issue date, or from the last interest payment date to which interest has been paid or duly provided for, at the rate per annum stated in the applicable supplement until its principal amount is paid or made available for payment.

Unless otherwise specified in connection with a particular offering of debt securities, interest on each fixed rate note will be payable semi-annually in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on U.S.-dollar-denominated fixed rate notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months or, in the case of an incomplete month, the number of days elapsed. The day-count for fixed rate notes denominated in any other currency will be set forth in the applicable supplement. All U.S. dollar, Canadian dollar and Euro amounts resulting from this calculation will be rounded to the nearest cent, with one-half cent being rounded upward. All Yen amounts resulting from this calculation will be rounded to the nearest Yen, with five-tenths or more of ¥1 to be rounded upwards to the nearest ¥1 per debt security. The rounding convention for any other currency will be set forth in the applicable supplement.

Floating Rate Notes

Each floating rate note will bear interest at the interest rate specified in the supplement relating to a particular series of debt securities. Unless otherwise specified in connection with a particular offering of debt securities, interest on each floating rate note will be payable quarterly in arrears on the dates set forth in the applicable supplement, with each such day being an interest payment date, and at maturity. Unless otherwise specified in connection with a particular offering of debt securities, interest on floating rate notes will be calculated on the basis of the actual number of days in an interest period and a 360-day year. An interest period is the period commencing on an interest payment date and ending on the day preceding the next following interest payment date.

The first interest period will commence on the day the floating rate notes are issued and will end on the day preceding the next following interest payment date.

The interest rate for each offering of floating rate notes for a particular interest period will be a per annum rate equal to the base rate specified in the applicable supplement, as determined on the relevant interest determination date (as defined in the applicable supplement), plus or minus any spread or multiplied by any spread multiplier. A basis point, or bp, equals one-hundredth of a percentage point. The spread is the number of basis points specified in the applicable supplement and the spread multiplier is the percentage specified in the applicable supplement.

Each floating rate note will bear interest for each interest period at a rate determined by Citibank, N.A., acting as calculation agent. Promptly upon determination, the calculation agent will inform the trustee and Citigroup Global Markets Holdings of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of such floating rate notes, the trustee and Citigroup Global Markets Holdings. Upon request from any noteholder, the calculation agent will provide the interest rate in effect on the notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Unless otherwise specified in connection with a particular offering of debt securities, all percentages resulting from any calculation of the rate of interest on a floating rate note will be rounded, if necessary, to the nearest 1/100,000 of 1% (.0000001), with five one-millionths of a percentage point rounded upward. All currency amounts used in, or resulting from, the calculation on floating rate notes will be rounded to the nearest one-hundredth of a unit. For purposes of rounding, .005 of a unit shall be rounded upward.

Book-Entry Procedures and Settlement

Unless otherwise specified in connection with a particular offering of debt securities, we will issue debt securities under a book-entry system in the form of one or more global securities. We will register the global securities in the name of a depositary or its nominee and deposit the global securities with that depositary. Unless otherwise specified in connection with a particular offering of debt securities, The Depository Trust Company, New York, New York, or DTC, will be the depositary if we use a depositary.

Following the issuance of a global security in registered form, the depositary will credit the accounts of its participants with the debt securities upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in the depositary can hold beneficial interests in the global securities. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of such securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in a global security.

So long as the depositary or its nominee is the registered owner of a global security, we and the trustee will treat the depositary as the sole owner or holder of the debt securities for purposes of the indenture. Therefore, except as set forth below, you will not be entitled to have debt securities registered in your name or to receive physical delivery of certificates representing the debt securities. Accordingly, you will have to rely on the procedures of the depositary and the participant in the depositary through whom you hold your beneficial interest in order to exercise any rights of a holder under the indenture. We understand that under existing practices, the depositary would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

You may elect to hold interests in the global securities either in the United States through DTC or outside the United States through Clearstream Banking S.A. (“Clearstream”) or Euroclear Bank, SA/NV, or its successor, as operator of the Euroclear System, (“Euroclear”) if you are a participant of such system, or indirectly through organizations that are participants in such systems. Interests held through Clearstream and Euroclear will be recorded on DTC’s books as being held by the U.S. depositary for each of Clearstream and Euroclear, which U.S. depositaries will in turn hold interests on behalf of their participants’ customers’ securities accounts.

As long as the debt securities are represented by the global securities, we will pay principal of and interest and premium, if any, on those securities to or as directed by DTC as the registered holder of the global securities. Payments to DTC will be in immediately available funds by wire transfer. DTC, Clearstream or Euroclear, as applicable, will credit the relevant accounts of their participants on the applicable date. Neither we nor the trustee will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of the depositary and its participants.

If an issue of debt securities is denominated in a currency other than the U.S. dollar, we will make payments of principal and any interest in the foreign currency in which the debt securities are denominated or, for notes held through DTC, in U.S. dollars. See “Currency Conversions and Foreign Exchange Risks Affecting Debt Securities Denominated in a Foreign Currency — Currency Conversions” below.

Settlement

You will be required to make your initial payment for the debt securities in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (based on European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their respective U.S. depositaries.

Because of time-zone differences, credits of debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Definitive Notes and Paying Agents

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

(a)

the depositary is unwilling or unable to continue as depositary for such global security and Citigroup Global Markets Holdings is unable to find a qualified replacement for the depositary within 90 days;

(b)

the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 or Clearstream, Euroclear, CREST or any other securities depositary, book-entry system or clearing agency located outside the United States which is so authorized to act under applicable law and, in each case, Citigroup Global Markets Holdings notifies the trustee that it is unable to find a qualified successor depositary; or

(c)	Citigroup Global Markets Holdings in its sole discretion decides to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless otherwise specified in connection with a particular offering of debt securities, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount, in denominations of $1,000 and whole multiples of $1,000. Definitive notes will be registered in the name or names of the person or persons specified by the depositary in a written instruction to the registrar of the securities. The Depositary may base its written instruction upon directions it receives from its participants.

If any of the events described above occurs, then the beneficial owners will be notified through the chain of intermediaries that definitive debt securities are available and notice will be published as described below under “— Notices.” Beneficial owners of book-entry debt securities will then be entitled (1) to receive physical delivery in certificated form of definitive debt securities equal in principal amount to their beneficial interest and (2) to have the definitive debt securities registered in their names. Thereafter, the holders of the definitive debt securities will be recognized as the “holders” of the debt securities under the indenture.

The indenture provides for the replacement of a mutilated, lost, stolen or destroyed security, so long as the applicant furnishes to Citigroup Global Markets Holdings and the trustee such security or indemnity and such evidence of ownership as they may require.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to receive payments of principal and interest on their debt securities at the office of Citigroup Global Markets Holdings’ paying agent maintained in the Borough of Manhattan (in the case of holders of U.S. dollar-denominated debt securities or holders of debt securities denominated in a foreign currency electing to receive payments in U.S. dollars) and in London (in the case of holders of debt securities denominated in a foreign currency not electing to receive payments in U.S. dollars). Payment of principal of a definitive debt security may be made only against surrender of the debt security to one of Citigroup Global Markets Holdings’ paying agents. Citigroup Global Markets Holdings also has the option of making payments of interest by mailing checks to the registered holders of the debt securities.

Unless otherwise specified in connection with a particular offering of debt securities, Citigroup Global Markets Holdings’ paying agent in the Borough of Manhattan will be the corporate trust office of Citibank, N.A., located at 388 Greenwich Street, 14th Floor, New York, New York 10013. Citigroup Global Markets Holdings’ paying agent in London is Citibank, N.A., London Branch, located at Citigroup Centre, Canada Square, Canary Wharf, London, England.

In the event definitive debt securities are issued, the holders of definitive debt securities will be able to transfer their securities, in whole or in part, by surrendering the debt securities for registration of transfer at the office of Citibank, N.A., listed above, duly endorsed by or accompanied by a written instrument of transfer in form satisfactory to Citigroup Global Markets Holdings and the securities registrar. A form of such instrument of transfer will be obtainable at the relevant office of Citibank, N.A. Upon surrender, Citigroup Global Markets Holdings will execute, and the trustee will authenticate and deliver, new debt securities to the designated transferee in the amount being transferred, and a new debt security for any amount not being transferred will be issued to the transferor. Such new securities will be delivered free of charge at the relevant office of Citibank, N.A., as requested by the owner of such new debt securities. Citigroup Global Markets Holdings will not charge any fee for the registration of transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Notices

So long as the global securities are held on behalf of DTC or any other clearing system, notices to holders of securities represented by a beneficial interest in the global securities may be given by delivery of the relevant notice to DTC or the alternative clearing system, as the case may be.

Governing Law

The indenture and the debt securities for all purposes shall be governed by and construed in accordance with the laws of the State of New York.

Unclaimed Funds

Unless otherwise specified in connection with a particular offering of debt securities, all funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the debt securities that remain unclaimed for two years after the maturity date of the debt securities will be repaid to Citigroup Global Markets Holdings upon its request. Thereafter, any right of any noteholder to such funds shall be enforceable only against Citigroup Global Markets Holdings, and the trustee and paying agents will have no liability therefor.

Prescription

Under New York’s statute of limitations, any legal action to enforce Citigroup Global Markets Holdings’ payment obligations evidenced by the debt securities must be commenced within six years after payment is due. Thereafter Citigroup Global Markets Holdings’ payment obligations will generally become unenforceable.

Ranking

The debt securities will be issued under the indenture, will be guaranteed unsecured and unsubordinated obligations of Citigroup Global Markets Holdings and will rank on an equal basis with all other unsecured senior indebtedness of Citigroup Global Markets Holdings, whether existing at the time of issuance or created thereafter.

Covenants

Limitations on Liens.    The indenture provides that neither Citigroup Global Markets Holdings nor Citigroup will, and each will not permit any Subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of Voting Stock of any Significant Subsidiary, without providing that each series of debt securities and, at its option, any other senior indebtedness ranking equally with such series of debt securities, is secured equally and ratably with such indebtedness. This limitation shall not apply to indebtedness secured by a pledge of, lien on or security interest in any shares of Voting Stock of any corporation at the time it becomes a Significant Subsidiary, including any renewals or extensions of such secured indebtedness (Sections 5.04 and 16.04).

With respect to Citigroup Global Markets Holdings and Citigroup, as applicable (each, a “Citi entity”), “Significant Subsidiary” means a Subsidiary, including its Subsidiaries, which meets any of the following conditions:

•

The Citi entity’s and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10 percent of the total assets of the Citi entity and its Subsidiaries consolidated as of the end of the most recently completed fiscal year;

•

The Citi entity’s and its other Subsidiaries’ proportionate share of the total assets of the Subsidiary after intercompany eliminations exceeds 10 percent of the total assets of Citigroup and its Subsidiaries consolidated as of the end of the most recently completed fiscal year; or

•

The Citi entity’s and its other Subsidiaries’ equity in the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principles of the Subsidiary exceeds 10 percent of such income of the Citi entity and its Subsidiaries consolidated for the most recently completed fiscal year.

“Subsidiary” means any corporation or other entity of which a majority of the voting power of the voting securities or, in the case of a partnership or any other entity other than a corporation, the outstanding equity interests, shall at the time be owned, directly or indirectly, by the Citi entity, and/or one or more Subsidiaries, except securities entitled to vote for directors only upon the happening of a contingency.

“Voting Stock” means capital stock, the holders of which have general voting power under ordinary circumstances to elect at least a majority of the board of directors of a corporation, or substantially equivalent interests in the case of an entity other than a corporation, except capital stock that carries only the right to vote conditioned on the happening of an event regardless of whether such event shall have happened (Sections 5.04 and 16.04).

Limitations on Mergers and Sales of Assets.    The indenture provides that neither Citigroup Global Markets Holdings nor Citigroup will merge or consolidate with another entity or sell other than for cash or lease all or substantially all its assets to another entity, except, in the case of Citigroup, if such lease or sale is to one or more of its Subsidiaries, unless:

•

either (1) the Citi entity is the continuing entity, or (2) the successor entity, if other than the Citi entity, is a U.S. corporation, partnership or trust and expressly assumes by supplemental indenture the obligations of the Citi entity evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Sections 5.05 and 16.05).

Other than the restrictions described above, the indenture does not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indenture

Under the indenture, Citigroup Global Markets Holdings, Citigroup and the trustee can enter into supplemental indentures to establish the form and terms of any series of debt securities without obtaining the consent of any holder of debt securities.

Citigroup Global Markets Holdings, Citigroup and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series that are affected by such modification, modify the indenture or the rights of the holders of the securities of such series to be affected.

No such modification may, without the consent of the holder of each security so affected:

•	extend the fixed date on which the principal or any installment of interest on any such securities is due and payable;

•	reduce the rate of interest on such securities;

•	reduce the principal amount of such securities;

•	reduce the principal amount of any securities issued originally at a discount that would be due and payable upon a declaration of the acceleration of the maturity thereof;

•	change the currency in which any such securities are payable; or

•	impair the right to sue for the enforcement of any payment on or after the fixed date on which such payment is due and payable.

In addition, no such modification may:

•	reduce the percentage of securities referred to above whose holders need to consent to the modification without the consent of such holders; or

•	change the rights, duties or immunities of the trustee under the indenture unless the trustee agrees to such change(Sections 15.01, 15.02 and 15.03).

Events of Default and Defaults

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•

failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Events of bankruptcy or insolvency or resolution proceedings relating to Citigroup will not constitute an event of default with respect to any series of debt securities. Similarly, any breach of a covenant in the indenture by Citigroup (other than payment default) will not constitute an event of default with respect to any series of debt securities. Furthermore, it will not constitute an event of default with respect to any series of debt securities if the guarantee of the debt security by Citigroup ceases to be in full force and effect for any reason. Therefore, events of bankruptcy or insolvency or resolution proceedings relating to Citigroup (in the absence of any such event occurring with respect to Citigroup Global Markets Holdings) will not permit any of the debt securities to be declared due and payable. In addition, a breach of a covenant by Citigroup (including, for example, a breach of Citigroup’s covenants with respect to mergers, the sale of all or substantially all its assets or limitations on liens, as described above under “— Covenants”), other than payment default, will not permit any of the debt securities to be declared due and payable. The value you receive on any series of debt securities may be significantly less than what you would have otherwise received had the debt securities been declared due and payable immediately upon certain events of bankruptcy or insolvency or resolution proceedings relating to Citigroup or the breach of a covenant by Citigroup or upon Citigroup’s guarantee ceasing to be in full force and effect.

If an event of default regarding debt securities of any series issued under the indenture should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 6.02). Citigroup Global Markets Holdings and Citigroup are required to file annually with the trustee a statement of an officer as to the fulfillment by Citigroup Global Markets Holdings and Citigroup of its obligations under the indenture during the preceding year (Section 5.06).

No event of default regarding one series of debt securities issued under the indenture is necessarily an event of default regarding any other series of debt securities (Section 6.02). For purposes of this section, “series” refers to debt securities having identical terms, except as to issue date, principal amount and, if applicable, the date from which interest begins to accrue.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indenture and to waive past defaults regarding such series (Sections 6.02 and 6.06). The trustee generally will not be under any obligation to act at the request, order or direction of any of the holders of debt securities, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity satisfactory to it (Section 10.01).

If an event of default occurs regarding a series of debt securities, the trustee may use any sums that it collects under the indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 6.05).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer security and indemnity reasonably satisfactory to the trustee against liabilities incurred by the trustee for taking such action (Section 6.07).

Defeasance

Unless otherwise specified in connection with a particular offering of debt securities, after Citigroup Global Markets Holdings has deposited with the paying agent cash and/or U.S. government securities or, in the case of debt securities denominated in a currency other than U.S. dollars, after Citigroup Global Markets Holdings has deposited with the paying agent funds in the currency specified in the applicable supplement and/or other government securities specified in the applicable supplement in trust for the benefit of the beneficial owners sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, then Citigroup Global Markets Holdings, at its option:

•	will be deemed to have paid and satisfied its obligations on all outstanding debt securities of such series, which is known as “defeasance and discharge” (Section 12.02); or

•	will cease to be under any obligation under specific covenants, relating to the debt securities of such series, which is known as “covenant defeasance” (Section 12.03).

In the case of both defeasance and discharge and covenant defeasance, Citigroup Global Markets Holdings must also deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of such series will have no United States federal income tax consequences as a result of such deposit (Section 12.04).

When there is a defeasance and discharge, (1) the indenture will no longer govern the debt securities of such series, (2) Citigroup Global Markets Holdings and Citigroup will no longer be liable for payment and (3) the beneficial owners of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, Citigroup Global Markets Holdings and Citigroup will continue to be obligated to make payments when due if the deposited funds are not sufficient.

The obligations and rights under the indenture regarding compensation, reimbursement and indemnification of the trustee, optional redemption, mandatory or optional sinking fund payments, if any, registration of transfer and exchange of the debt securities of such series, replacement of mutilated, destroyed, lost or stolen debt securities and certain other administrative provisions will continue even if Citigroup Global Markets Holdings exercises its defeasance and discharge or covenant defeasance options (Sections 12.02 and 12.03).

Under current United States federal income tax law, defeasance and discharge should be treated as a taxable exchange of the debt securities for an interest in the trust. As a consequence, each beneficial owner of the debt securities would recognize gain or loss equal to the difference between the value of the beneficial owner’s interest in the trust and beneficial owner’s adjusted tax basis for the debt securities deemed exchanged, except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income. Each beneficial owner would then be required to include in income his share of any income, gain and loss recognized by the trust. Even though United States federal income tax on the deemed exchange would be imposed on a beneficial owner, the beneficial owner would not receive any cash until the maturity or an earlier redemption of the debt securities, except for any current interest payments. Prospective investors are urged to consult their tax advisors as to the specific consequences of a defeasance and discharge, including the applicability and effect of tax laws other than the United States federal income tax law.

Under current United States federal income tax law, a covenant defeasance would not be treated as a taxable exchange of debt securities.

Citigroup Guarantees

The payments due on debt securities issued by Citigroup Global Markets Holdings will be fully and unconditionally guaranteed by Citigroup. If for any reason Citigroup Global Markets Holdings does not make any required payment in respect of its debt securities when due, Citigroup will cause the payment to be made at the same address at which Citigroup Global Markets Holdings is obligated to make such payment. The holder of a guaranteed debt security will be entitled to payment under the relevant guarantee of Citigroup without taking any action whatsoever against Citigroup Global Markets Holdings. Citigroup’s obligations under its guarantee are unconditional, irrespective of any (i) extension, amendment, modification or renewal of any required payment; (ii) any waiver of any event of default, extension of time or failure to enforce any required payment; or (iii) any extension, moratorium or other relief granted to Citigroup Global Markets Holdings pursuant to any applicable law or statute. The indenture permits Citigroup, at its option and without the consent of the holders of the debt securities of any series, to assume all of the obligations of Citigroup Global Markets Holdings under any debt securities. Upon any such assumption, Citigroup Global Markets Holdings will be released from its obligations under such debt securities.

Concerning the Trustee

Citigroup Global Markets Holdings, Citigroup and certain of their affiliates have had and may continue to have banking relationships with the trustee in the ordinary course of business.

CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS AFFECTING

DEBT SECURITIES DENOMINATED IN A FOREIGN CURRENCY

Currency Conversions

Unless otherwise specified in connection with a particular offering of debt securities, debt securities denominated in a foreign currency which are offered and sold in the United States (“DTC debt securities”) will be represented by beneficial interests in fully registered permanent global debt securities (“DTC global debt securities”) which will be deposited with Citibank, N.A., London Branch, as custodian for, and registered in the name of Cede & Co., as nominee for, DTC. While interests in the DTC debt securities are held through the DTC global debt securities, all payments in respect of such debt securities will be made in U.S. dollars.

As determined by the exchange agent under the terms of the fiscal agency agreement, in accordance with reasonable market practice, the amount of U.S. dollars payable in respect of any particular payment under the DTC debt securities will be equal to the amount of the relevant foreign currency U.S.$ rate of exchange prevailing as of 11:00 a.m. (London time) on the day which is two Business Days prior to the relevant payment date, less any costs incurred by the exchange agent for such conversion (to be shared pro rata among the holders of DTC debt securities accepting U.S. dollar payments in the proportion of their respective holdings), all in accordance with the fiscal agency agreement. If an exchange rate bid quotation is not available, the exchange agent shall obtain a bid quotation from a leading foreign exchange bank in London selected by the exchange agent for such purpose after consultation with Citigroup Global Markets Holdings. If no bid quotation from a leading foreign exchange bank is available, payment will be in the relevant foreign currency to the account or accounts specified by DTC to the exchange agent. For purposes of this paragraph, a “Business Day” is a day on which commercial banks and foreign exchange markets settle payments in each of New York City and London.

Although DTC has agreed to the foregoing procedures, it is under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued.

Holders of the debt securities will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. For further information as to such consequences, see “— Foreign Exchange Risks” below.

Judgments in a Foreign Currency

The debt securities will be governed by, and construed in accordance with, the laws of New York State. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar. A 1987 amendment to the Judiciary Law of New York State provides, however, that an action based upon an obligation denominated in a currency other than U.S. dollars will be rendered in the foreign currency of the underlying obligation. Any judgment awarded in such an action will be converted into U.S. dollars at the rate of exchange prevailing on the date of the entry of the judgment or decree.

Foreign Exchange Risks

An investment in debt securities which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is a resident or the currency in which the purchaser conducts its business or activities (the “home currency”) entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in the rates of exchange between the home currency and the relevant foreign currency and the possibility of the imposition or modification of foreign exchange controls with respect to the relevant foreign currency. Such risks generally depend on economic and political events over which Citigroup Global Markets Holdings has no control. In recent years, rates of exchange for foreign currencies have been volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the debt securities. Depreciation of the relevant foreign currency against the relevant home currency could result in a decrease in the effective yield of such relevant foreign denominated debt security below its coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

This description of foreign currency risks does not describe all the risks of an investment in debt securities denominated in a currency other than the home currency. Prospective investors should consult with their financial and legal advisors as to the risks involved in an investment in a particular offering of debt securities.

PLAN OF DISTRIBUTION

Citigroup Global Markets Holdings may offer the offered securities in one or more of the following ways from time to time:

•	to or through underwriters or dealers;

•	by itself directly;

•	through agents; or

•	through a combination of any of these methods of sale.

Any such underwriters, dealers or agents may include any broker-dealer affiliate of Citigroup Global Markets Holdings.

The supplement relating to an offering of offered securities will set forth the terms of such offering, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the offered securities and the proceeds to Citigroup Global Markets Holdings from such sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	the initial public offering price;

•	any discounts or concessions to be allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such offered securities may be listed.

Any initial public offering prices, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in an offering of offered securities, such offered securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The securities may be offered either to the public through underwriting syndicates represented by one or more managing underwriters or by one or more underwriters without a syndicate. Unless otherwise specified in connection with a particular offering of securities, the underwriters will not be obligated to purchase offered securities unless specified conditions are satisfied, and if the underwriters do purchase any offered securities, they will purchase all offered securities.

In connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the offered securities at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids, each of which is described below.

•	A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security.

•

A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering.

•

A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when offered securities originally sold by the syndicate member are purchased in syndicate covering transactions.

These transactions may be effected on the NYSE, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

If dealers are utilized in the sale of offered securities, Citigroup Global Markets Holdings will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the supplement relating to that transaction.

Offered securities may be sold directly by Citigroup Global Markets Holdings to one or more institutional purchasers, or through agents designated by Citigroup Global Markets Holdings from time to time, at a fixed price or prices, which may be changed, or at varying prices determined at the time of sale. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Citigroup Global Markets Holdings to such agent will be set forth, in the supplement relating to that offering. Unless otherwise specified in connection with a particular offering of securities, any such agent will be acting on a best efforts basis for the period of its appointment.

As one of the means of direct issuance of offered securities, Citigroup Global Markets Holdings may utilize the services of an entity through which it may conduct an electronic “dutch auction” or similar offering of the offered securities among potential purchasers who are eligible to participate in the auction or offering of such offered securities, if so described in the applicable supplement.

If so indicated in the applicable supplement, Citigroup Global Markets Holdings will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase offered securities from Citigroup Global Markets Holdings at the public offering price set forth in such supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the supplement and the supplement will set forth the commission payable for solicitation of such contracts.

Conflicts of Interest. The broker-dealer affiliates of Citigroup Global Markets Holdings, including Citigroup Global Markets Inc., are members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Citigroup Global Markets Holdings’ broker-dealer affiliates participate will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in FINRA Rule 5121. Neither Citigroup Global Markets Inc. nor any other broker-dealer affiliate of Citigroup Global Markets Holdings will sell the offered securities to an account over which Citigroup or its subsidiaries have investment discretion unless Citigroup Global Markets Inc. or such broker-dealer subsidiary has received specific written approval of the transaction from the account holder.

This prospectus, together with any applicable supplement, may also be used by any broker-dealer affiliate of Citigroup Global Markets Holdings in connection with offers and sales of the offered securities in market-making transactions, including block positioning and block trades, at negotiated prices related to prevailing market prices at the time of sale. Any of Citigroup Global Markets Holdings’ broker-dealer affiliates may act as principal or agent in such transactions. None of Citigroup Global Markets Holdings’ broker-dealer affiliates have any obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, at its sole discretion.

One or more dealers, referred to as “remarketing firms,” may also offer or sell the securities, if the supplement so indicates, in connection with a remarketing arrangement contemplated by the terms of the securities. Remarketing firms will act as principals for their own accounts or as agents. The supplement will identify any remarketing firm and the terms of its agreement, if any, with Citigroup Global Markets Holdings and Citigroup and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the remarketing of the securities.

Underwriters, dealers and agents may be entitled, under agreements with Citigroup Global Markets Holdings and Citigroup, to indemnification by Citigroup Global Markets Holdings and Citigroup relating to material misstatements and omissions. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, Citigroup Global Markets Holdings and affiliates of Citigroup Global Markets Holdings in the ordinary course of business.

Except for securities issued upon a reopening of a previous series, each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a securities exchange. No assurance can be given that there will be a market for the offered securities.

LEGAL MATTERS

Alexia Breuvart, Secretary and General Counsel of Citigroup Global Markets Holdings, and Barbara Politi, Associate General Counsel — Capital Markets of Citigroup, or counsel to be identified in the applicable supplement, will act as legal counsel to Citigroup Global Markets Holdings and Citigroup. Ms. Breuvart and Ms. Politi each respectively beneficially own, or have rights to acquire under Citigroup’s employee benefit plans, an aggregate of less than 1% of Citigroup’s common stock. Cleary Gottlieb Steen & Hamilton LLP, New York, New York, or other counsel identified in the applicable supplement, will act as legal counsel to the underwriters. Cleary Gottlieb Steen & Hamilton LLP has from time to time acted as counsel for Citigroup and certain of its subsidiaries, including Citigroup Global Markets Holdings, and may do so in the future.

EXPERTS

The consolidated financial statements of Citigroup Inc. and its subsidiaries as of December 31, 2020 and 2019, and for each of the years in the three-year period ended December 31, 2020, and management’s assessment of effectiveness of internal control over financial reporting as of December 31, 2020 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses. To the extent that KPMG LLP audits and reports on consolidated financial statements of Citigroup Inc. and its subsidiaries issued at future dates, and consents to the use of its reports thereon, such consolidated financial statements also will be incorporated by reference in the registration statement in reliance upon its reports and said authority.